+--------+
| Form 4 |                     U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                             WASHINGTON, D.C. 20549
[ ] Check this box if
    no longer subject       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5     Filed pursuant to Section 16(a) of the Securities
    obligations may         Exchange Act of 1934, Section 17(a) of the
    continue.  See         Public Utility Holding Company Act of 1935 or
    Instruction 1(b)     Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
1.  Name and Address of Reporting Person

        Quist                       Peter                             A.
   ----------------------------------------------------------------------------
       (Last)                      (First)                        (Middle)

       389 East Brandon Drive
   ----------------------------------------------------------------------------
                                  (Street)

       Bismarck                      ND                                58501
   ----------------------------------------------------------------------------
       (City)                      (State)                             (Zip)


2.  Issuer Name and Ticker or Trading Symbol  Integrity Mutual Funds, Inc.(IMFD)
                                              ---------------------------------


3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  -------------


4.  Statement for Month/Year  07/02
                             --------------------------------------------------


5.  If Amendment, Date of Original (Month/Year)
                                                -------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)

   [X] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                       (give title below)                       (specify below)

    Vice President
-------------------------------------------------------------------------------



TABLE I-NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

-----------------------------------------------------------------------------------------------------------
1. Title    2. Trans-   3. Trans-   4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   of          action      action      of Disposed of (D)            Securities       ship        of In-
   Security    Date        Code        (Instr. 3, 4 and 5)           Beneficially     Form:       direct
   (Instr. 3)  (Month/     (Instr. 8)                                Owned at         Direct      Bene-
               Day/     ----------------------------------------     End of           (D) or      ficial
               Year)                                                 Month            Indirect    Owner-
                          Code     V    Amount     (A) or   Price    (Instr. 3 and 4) (I)         ship
                                                   (D)                                 (Instr. 4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
Common Stock  07/01/02     J-1         80,625.699   A        N/A                          D
------------------------------------------------------------------------------------------------------------
                                                                     161,251.398          D
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

J-1: Reporting person acquired 80,625.699 shares following a two-for-one stock split on 7/01/02.
Of the 161,251.398 total above, 34,567.398 shares are held in the reporting persons ESOP with the remainder held directly by the reporting person. The reporting person paid no monetary amount to acquire the shares in the 7/1/02 transaction.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)



TABLE II-DERIVATIVE SECURITIES BENEFICALLY OWNED
      (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------------
1. Title of Derivative   2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-
   Security (Instr. 3)      sion or      action      tion Code    ative Securities
                            Exercise     Date        (Instr. 8)   Acquired (A) or
                            Price of     (Month/                  Disposed of (D)
                            Deriv-       Day/                     (Instr. 3,4, and 5)
                            ative        Year)
                            Security

                                                  ------------------------------------------
                                                  Code      V        (A)        (D)

--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Common Stock Warrants        .825       7/01/02    J-2              56,000
(Right to Buy)
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

J-2: Reporting person acquired 56,000 common stock warrants following a two-for-one stock split on 7/1/02. The reporting person paid no monetary amount for the warrants acquired on 7/1/02.




TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
  (e.g., puts, calls, warrants, options, convertible securities)-CONTINUED

-----------------------------------------------------------------------------------------------------------------
1. Title of Derivative   6. Date Exer-   7. Title and Amount of   8. Price   9. Number   10. Owner-   11. Na-
   Security (Instr. 3)      cisable and    Underlying Securities     of         of Deriv-    ship         ture
                            Expiration      (Instr. 3 and 4)         Deriv-     ative        Form         of In-
                            Date                                     ative      Secur-       of De-       direct
                            (Month/Day/                              Secur-     ities        rivative     Bene-
                            Year)                                    ity        Bene-        Secu-        ficial
                                                                     (Instr.    Ficially     rity:        Owner-
                         ----------------------------------------    5)         Owned        Direct       ship
                         Date     Expir-              Amount or                 at End       (D)          (Instr.
                         Exer-    tion     Title      Number of                 of           Indi-        4)
                         cisable  Date                Shares                    Month        rect (1)
                                                                                (Instr.4)    (Instr. 4)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Common Stock Warrants                   Common Stock   56,000        N/A                      D
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------
                                                                               112,000        D
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------


Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations
  See 18 U.S.C. 1001 and U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                               /s/ Peter A. Quist                    08/08/02
                              -------------------------------   -------------
                              **Signature of Reporting Person         Date